Exhibit 99.1


For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586

               CONGOLEUM CORPORATION REPORTS THIRD QUARTER RESULTS


MERCERVILLE, NJ, November 7, 2007 - Congoleum Corporation (AMEX: CGM) today reported its financial results for the third quarter ended September 30, 2007. Sales for the three months ended September 30, 2007 were $53.6 million, compared with sales of $57.5 million reported in the third quarter of 2006, a decrease of 6.7%. Net income for the quarter was $1.2 million, versus a net loss of $0.4 million in the third quarter of 2006. Net income per share was $0.15 in the third quarter of 2007 compared with a net loss of $0.05 per share in the third quarter of 2006.

Sales for the nine months ended September 30, 2007 were $160.4 million, compared with sales of $173.4 million in the first nine months of 2006. Net income for the nine months ended September 30, 2007 was $1.7 million, or $.20 per share, versus net income of $0.4 million, or $.05 per share, in the first nine months of 2006.

Roger S. Marcus, Chairman of the Board, commented, "Third quarter shipments were well below year earlier levels, although a price increase we instituted in the second quarter of this year helped mitigate the lower unit volumes. Net results for the quarter, however, improved considerably due to better gross margins coupled with operating expense reductions."

"Gross margins improved by over four points from the third quarter of last year due to the effect of selling price increases, better plant performance, and product mix. The improved plant performance reflects cost reduction steps taken earlier this year coupled with improved efficiencies. The profitability of our product mix improved due to the fact that volume decreases were more pronounced in builder products and specials, which have lower margins than other product categories.

"Business conditions in the third quarter remained extremely challenging in all our end markets, with new housing, housing resales, retail remodel, and manufactured housing all extremely weak. At the same time, global demand factors continue to maintain upward pressure on our raw material costs."

Mr. Marcus continued, "Considering this difficult economic environment, I am extremely pleased with our performance in the third quarter. Despite the lower sales, we were profitable with operating income significantly better than year earlier levels due to lower operating expenses, manufacturing cost reductions, and improved margins. We recognized the severity with which economic conditions were deteriorating early in 2007 and took the difficult but necessary steps to reduce our breakeven point. Our results this quarter show those steps are paying off."

On December 31, 2003, Congoleum Corporation filed a voluntary petition with the United States Bankruptcy Court for the District of New Jersey (Case No. 03-51524) seeking relief under Chapter 11 of the United States Bankruptcy Code as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements.

Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for the Company for asbestos-related claims,
(iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and to obtain exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval (including the results of any relevant appeals) of any reorganization plan pursued by Congoleum and the court overruling any objections to the plan that may be filed, (ix) compliance with the United States Bankruptcy Code, including
Section 524(g), (x) costs of, developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the extent to which Congoleum is able to obtain reimbursement for costs of the coverage litigation, (xii) the possible adoption of another party's plan of reorganization which may prove to be unfeasible,
(xiii) the possible elimination of the some or all interests of all existing shareholders under a plan that may be proposed by Congoleum or any other party,
(xiv) increases in raw material prices or disruption in supply, (xv) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xvi) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xvii) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xviii) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors,
(xix) product warranty costs, (xx) changes in distributors of Congoleum's products, (xxi) Congoleum's interests may not be the same as its controlling shareholder American Biltrite, Inc., (xxii) possible future sales by ABI could adversely affect the market for Congoleum's stock, and (xxiii) the potential impact if the Company is unable to maintain its listing on the American Stock Exchange. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of a plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2006 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

                              CONGOLEUM CORPORATION

                              RESULTS OF OPERATIONS

                                 (In thousands)
                                   (Unaudited)

                                                                        For the Three            For the Nine
                                                                        Months Ended             Months Ended
                                                                        September 30,            September 30,
                                                                    --------------------    ----------------------
                                                                      2007        2006         2007         2006
                                                                    --------    --------    ---------    ---------
Net Sales .......................................................   $ 53,588    $ 57,460    $ 160,444    $ 173,440
Cost of Sales ...................................................     39,365      44,562      120,478      133,661
Selling, General & Administrative Expenses ......................      9,829      10,681       29,243       31,338
                                                                    --------    --------    ---------    ---------

Income from Operations ..........................................      4,394       2,217       10,723        8,441

Interest Expense, Net ...........................................     (2,961)     (2,812)      (8,765)      (8,130)
Other Income (Expense) ..........................................       (213)         77         (247)         124
                                                                    --------    --------    ---------    ---------
Net Income (Loss) before Income Taxes ...........................      1,220        (518)       1,711          435
Provision (Benefit) for Taxes ...................................         20         (94)          27           22
                                                                    --------    --------    ---------    ---------
Net Income (Loss) ...............................................   $  1,200    $   (424)   $   1,684    $     413
                                                                    ========    ========    =========    =========

Net Income (Loss) Per Share, Basic ..............................   $   0.15    $  (0.05)   $    0.20    $    0.05
                                                                    ========    ========    =========    =========
Net Income (Loss) Per Share, Diluted ............................   $   0.14    $  (0.05)   $    0.20    $    0.05
                                                                    ========    ========    =========    =========

Weighted Average Number of Common Shares Outstanding - Basic ....      8,272       8,280        8,272        8,317
                                                                    ========    ========    =========    =========
Weighted Average Number of Common Shares Outstanding - Diluted ..      8,283       8,280        8,287        8,329
                                                                    ========    ========    =========    =========

ADDITIONAL FINANCIAL INFORMATION:

Capital Expenditures ............................................   $  1,190    $  1,541    $   2,263    $   2,537

Depreciation and Amortization ...................................   $  2,610    $  2,685    $   8,003    $   8,030

                             CONDENSED BALANCE SHEET

                                 (In thousands)
                                   (Unaudited)

                                                    September 30,   December 31,
                                                        2007            2006
                                                      ---------      ---------
ASSETS:
  Cash and cash equivalents ......................    $  25,552      $  18,591
  Restricted cash ................................        6,425          9,656
  Accounts & notes receivable, net ...............       19,198         17,598
  Inventory ......................................       35,401         34,220
  Other current assets ...........................       25,584         25,610
                                                      ---------      ---------

  Total current assets ...........................      112,160        105,675

  Property, plant & equipment (net) ..............       62,306         67,757
  Other assets (net) .............................       11,449         10,770
                                                      ---------      ---------
  Total assets ...................................    $ 185,915      $ 184,202
                                                      =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accounts payable, accrued expenses &
    deferred income taxes ........................    $  39,359      $  46,905
  Revolving credit loan - secured debt ...........       14,079         12,715
  Liabilities subject to compromise - current ....       43,055         34,602
                                                      ---------      ---------
  Total current liabilities ......................       96,493         94,222

  Liabilities subject to compromise ..............      134,277        136,533
  Long term debt .................................           --             --
  Other liabilities ..............................           --             --
                                                      ---------      ---------
  Total liabilities ..............................      230,770        230,755

  Stockholders' equity (deficit) .................      (44,855)       (46,553)
                                                      ---------      ---------

  Total liabilities & stockholders' equity .......    $ 185,915      $ 184,202
                                                      =========      =========

ADDITIONAL FINANCIAL INFORMATION:
Working Capital ..................................    $  15,667      $  11,453
Current Ratio ....................................          1.2            1.1